Exhibit 99.1

SurePure Concludes Follow Up Agreement for the Sale of Photo-purification Units to APC, a Major U.S-Based Producer and Global Player in the Animal Nutrition Industry.

Peer Reviewed Article Discusses Inactivating Porcine Parvovirus

New York, NY, November 11, 2015 – SurePure, Inc. (OTCQB: SURP), a global leader in liquid photo-purification, announced today that its principal operating subsidiary, SurePure Operations AG, has entered into a second agreement for the sale of SurePure photo-purification units to APC, a major producer of high quality protein ingredients for manufacturers and complete products for end-users. APC is US-based and operates globally in the animal nutrition industry. Terms of the sale were not disclosed. Delivery is expected to occur in the first quarter of 2016

SurePure also announced the recent publication of a peer-reviewed article on the successful application of ultraviolet (UV) technology to inactivate porcine parvovirus in liquid plasma. Polo, Javier et al. (2015) Ultraviolet Light (UV) Inactivation of Porcine Parvovirus in Liquid Plasma and Effect of UV Irradiated Spray Dried Porcine Plasma on Performance of Weaned Pigs. PLoS One 10(7): e0133008. doi:10.1371/journal.pone.0133008, discusses the use of spray-dried porcine plasma and the benefit of UV photopurification.

In this research paper, the authors studied the benefits of using novel UV-C light radiation at a wave length of 254 nanometers as an additional safety measure for manufacturing of spray-dried porcine plasma (SDPP). SDPP is a plasma product obtained from blood of healthy pigs. The study showed the effectiveness of UV-C light against porcine parvovirus (PPV). , The study also demonstrated that the UV-C process did not damage the functional protein components in the SDPP, as evidenced by the weight gain of weaned pigs.

The SurePure process will act as a redundant safety step in the APC manufacturing process.

Guy Kebble, SurePure’s CEO, stated, “Our patented photo-purification technology continues to benefit many different industries. Both this sales contract for our equipment and the results of the research paper provide further validation of our Turbulator technology. We are extremely pleased that APC, a committed U.S. customer with very high standards and a global reputation, has agreed to a follow-up purchase of SurePure’s equipment. We look forward to further cementing our relationship with APC.”

About SurePure

SurePure is a global leader in liquid photo-purification, the green alternative to pasteurisation and chemicals. Using its patented Turbulator technology, SurePure systems use UV-C light to purify microbiologically sensitive liquids, such as wine, fruit juice, milk and animal blood. Although designed to deliver food-grade solutions, it has improved the processing of liquids such as water, brines and sugar syrup solutions. SurePure’s technology can offer greater microbiological efficacy than conventional UV systems and is effective for both clear and turbid liquids, a world first. SurePure believes that its technology offers a greener alternative to comparable heat or chemical-based processes and significant process and energy savings. SurePure also believes that it also provides opportunities for the development of innovative and differentiated products with desired consumer benefits, guaranteed food safety and sound commercial benefits.

For more information, please visit www.surepureinc.com.

Disclaimer

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those other than historical statements of fact, and can be identified by words such as “believes,” “projects,” “anticipates,” “forecasts,” and the like. These statements are based on the Companyʼs estimates, beliefs and assumptions as of the date of this press release and are not a guarantee of any future performance. Forward-looking statements are subject to certain known risks and uncertainties, which are detailed in the Companyʼs periodic filings with the SEC available at www.sec.gov. Management undertakes no obligation to update information contained herein, which is subject to change without notice.

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